Exhibit 99.1
June 6, 2011
Mr. Charles F. Dolan,
        Cablevision Systems Corporation,
          1111 Stewart Avenue,
               Bethpage, NY 11714.
Dear Charles:
     Re: Amendment to Employment Arrangements
     This letter amends your Employment Agreement (your “Employment Agreement”) dated January 27, 1986 with Cablevision Systems Corporation (the “Company”), as amended by the letter dated December 18, 2008.
Background and Effective Date
     As you know, the Company intends to spin-off its AMC Networks Inc. subsidiary. The purpose of this letter is to amend your Employment Agreement to reflect that if the spin-off is consummated, you will simultaneously serve as Chairman of the Company and Executive Chairman of AMC Networks Inc. (“AMC”). This letter will be effective on the date on which the spin-off of AMC from the Company is consummated. If the spin-off of AMC does not occur by June 30, 2012, this letter will be null and void and of no force or effect.
Amendments
1. Duties
     The following paragraph is added at the end of section 2 of your Employment Agreement:
     “Cablevision acknowledges that, in addition to Dolan’s services pursuant to this Agreement, Dolan will simultaneously serve, and is expected to devote a portion of his business time and attention serving, as Executive Chairman of AMC Networks Inc. (“AMC”). Cablevision understands that Dolan is entering into an Employment Agreement with AMC contemporaneous with the amendment of this Agreement and recognizes and agrees that Dolan’s responsibilities to AMC will preclude Dolan from devoting substantially all of Dolan’s time and attention to Cablevision’s affairs. In addition, as recognized in Cablevision’s Policy Concerning Matters Related to AMC Networks Inc. Including Responsibilities of Overlapping Directors and Officers, there may be certain potential conflicts of interest and fiduciary duty issues associated with Dolan’s dual roles at Cablevision and AMC. Cablevision recognizes and agrees that none of (i) Dolan’s dual responsibilities at Cablevision and AMC, (ii) Dolan’s inability to devote substantially all of Dolan’s time and attention to Cablevision’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in Cablevision’s Policy Concerning Matters Related to AMC Networks Inc. Including Responsibilities of Overlapping Directors and Officers or (iv) any actions taken, or omitted to be taken, by Dolan in good faith to comply with Dolan’s duties and responsibilities to Cablevision in light of Dolan’s dual responsibilities to Cablevision and AMC, shall be deemed to be a breach by Dolan of Dolan’s obligations under this Agreement.”
2. Compensation; Benefits
     The following paragraphs are added at the end of section 3 of the Employment Agreement:
     “Dolan acknowledges that any continuing service requirements with respect to outstanding long-term cash and equity awards that were granted to him under the plans of Cablevision prior to the date on which the spin-off of AMC from Cablevision is consummated (including any AMC stock options or AMC restricted stock received in connection with such spin-off) shall be based solely on his continued services to Cablevision and its affiliates (other than AMC and its subsidiaries). Dolan and Cablevision acknowledge that any cash payable pursuant to any such awards shall be the sole responsibility and liability of Cablevision and that AMC shall have no liability to Dolan with respect to such cash payable.”
     “For the purposes of clarity, Cablevision and Dolan agree that (i) Dolan’s Performance Award Agreement dated March 29, 2011 will not be cancelled upon the spin-off, shall remain the sole responsibility and liability of Cablevision and shall remain subject to its existing terms, including the performance objectives set forth on Annex 1 of such agreement and (ii) Dolan’s Restricted Shares Agreement dated March 15, 2011 will not be cancelled upon the spin-off nor replaced with an equivalent restricted share award of AMC and shall remain the sole responsibility and liability of Cablevision.”
General Provisions
     This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State. This letter may not be amended or modified other than by a written agreement executed by the parties or their respective successors and legal representatives. References in this letter to any statute or agreement are to the statute or agreement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules, regulations or guidance promulgated under the statute); references to any section or paragraph of any statute or agreement include any successor section or paragraph. It is the intention that this letter not be construed more strictly with regard to you or the Company.

CABLEVISION SYSTEMS CORPORATION
/s/ James L. Dolan
By: James L. Dolan
Title:	President & Chief Executive Officer

Accepted and agreed:

/s/ Charles F. Dolan Charles F. Dolan